Exhibit 10

Registered Office
Kinetic Advisors LLC
845 3rd Ave 6th Floor
New York, NY 10022

June 15, 2009

Mr. Randy Curtis
President and CEO
Corus Bankshares, Inc.
Corus Bank N.A.
3959 N. Lincoln Ave
Chicago, IL 60613

Dear Mr. Curtis:

This letter confirms and sets forth the terms and conditions of the engagement between Kinetic Advisors LLC (“Kinetic”), an affiliate of Tatum LLC (“Tatum”), and Corus Bankshares, Inc and Corus Bank N.A. (collectively referred to as “Bank”), including the scope of services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below and receipt of the retainer described below, this letter will constitute an agreement between the Bank and Kinetic.

1.	Description of Services

a.	Team: In connection with this engagement, Kinetic shall make available to the Bank:

(i)	Sudhin Roy, to serve as the Senior Managing Director responsible for the overall engagement (the “Engagement Leader”);

(ii)	Michael Minnaugh to serve as the Bank’s Chief Financial Officer (the “CFO”); and

(iii)
Upon the mutual agreement of Kinetic and the Board of Directors of the Bank (the “Board”), such additional personnel as are necessary to assist in the performance of the duties set forth in clause 1.b below (the “Additional Personnel”).

b.	Duties: The Team (including the CFO) will provide services in the following areas:

(i)	Provide leadership within the Finance and Accounting functions of the Bank;

(ii)	Assist in the assembly of accounting and other financial reporting as requested by management, the Board of Directors and regulators;

(iii)	Work in close coordination with other outside advisors retained by the Bank

(iv)	Participate in all workout / credit committees

(v)	Develop loan loss reserve calculations as needed

(vi)	Provide transition accounting, valuation, reporting and related financial advisory services for properties / projects taken into OREO

(vii)	Assist with all other accounting and financial advisory services as requested based on mutual agreement between the Bank and Kinetic

c.
Employment by Kinetic. The Engagement Leader, CFO and any Additional Personnel will continue to be employed by Kinetic and while rendering services to the Bank will continue to work with other personnel at Kinetic in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Bank, however, the Engagement Leader, CFO and the Additional Personnel shall operate under the direction of the CEO and Board of Directors.

d.
Projections, Reliance, Limitation of Duties. You understand that the services rendered by the Engagement Leader, CFO and any Additional Personnel may include the preparation of projections and other forward-looking statements, and the numerous factors can affect the actual results of the Bank’s operations, which may materially and adversely differ from those projections and other forward looking statements. In addition, the CFO, Engagement Leader and Additional Personnel will be relying on information provided by other members of the Bank’s management in the preparation of those projections and other forward-looking statements.

e.
Additional Responsibilities. Upon mutual agreement of the Bank and Kinetic, Kinetic may provide such additional personnel as the Bank may request to assist in performing the services described above and such other services as may be agreed to, on such terms and conditions and for such compensation as the Bank and Kinetic shall agree. Such additional responsibilities may include, but are not limited to, assisting in loan portfolio review, assisting in management and disposition of real estate assets, assisting in assessing necessary information about the Bank to be used by the Bank’s investment bankers and interfacing with constituents.

f.	Miscellaneous. In connection with the services to be provided hereunder, Kinetic will utilize the services of Partners and employees of its affiliate, Tatum LLC.

2.	Compensation

a.
Kinetic will be paid semi-monthly by the Bank for the services of the CFO at a rate of $325 per hour. Any Additional Personnel will be paid at the following hourly billing rates. The current hourly billing rates for such personnel, based on their position are as follows:

i	Senior Managing Directors	$600-$700

ii	Managing Directors and Directors	$400-$600

iii	Vice Presidents and Associates	$200-$400

Such rates shall be subject to adjustment annually at such time as Kinetic adjusts its rates generally.

b.
In addition, Kinetic will be reimbursed by the Bank for the reasonable out-of-pocket expenses of the Engagement Leader, CFO and any Additional Personnel incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger, and telephone charges. Kinetic charges a flat rate of 3% of the monthly and hourly professional fees billed to cover otherwise unbilled items difficult to estimate such as telephone charges, computer use, in-house copying, facsimiles and other internal services. In addition, Kinetic shall be reimbursed by the Bank for the reasonable fees and expenses of its counsel incurred in connection with the enforcement of this Agreement. All fees and expenses due to Kinetic will be billed on a weekly basis and due upon receipt.

c.
The Bank shall promptly remit to Kinetic an initial retainer in the amount of $100,000, which shall be credited against any amounts due at the termination of this engagement and returned upon satisfaction of all obligations hereunder.

3.	Term

The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 10 days’ written notice to the other party. In the event of any such termination, any fees and expenses due to Kinetic shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).

4.	No Audit, Duty to Update

It is understood that the CFO and Kinetic are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to tem by employees and representatives of the Bank. The CFO and Kinetic are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Board to do so.

5.	No Third Party Beneficiary

The Bank acknowledges that all advice (written or oral) given by Kinetic to the Bank in connection with this engagement is intended solely for the benefit and use of the Bank (limited to its Board of and management) in considering the matters to which this engagement relates. The Bank agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without Kinetic’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts

Kinetic is not currently aware of any relationship that would create a conflict of interest with the Bank or those parties-in-interest of which you have made us aware.

7.	Confidentiality/Non-Solicitation

The Engagement Leader, CFO and Additional Personnel and Kinetic shall keep as confidential all non-public information received from the Bank in conjunction with this engagement, except (i) as requested by the Bank or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. Except as specifically provided for in this letter, the Bank on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage any employee of Kinetic who worked on this engagement while employed by Kinetic (“Solicited Person”). Should the Bank or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment or otherwise engage any Solicited Person and should such offer be accepted, Kinetic shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 2,000 hours. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

8.	CFO Indemnification

The Bank shall indemnify the CFO to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Bank’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CFO, Engagement Leader or Additional Personnel. The CFO shall be covered as an officer of the Bank under the Bank’s existing director and officer liability insurance policy. As a condition of Kinetic accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to Kinetic prior to the effective date of this Agreement. The Bank shall give thirty (30) days’ prior written notice to Kinetic of cancellation, non-renewal, or material change in coverage, scope or amount of such director and officer liability policy. The Bank shall also maintain such insurance coverage for the CFO for a period of not less than five years following the date of the termination of such officer’s services hereunder. The provisions of this Section 8 are in the nature of contractual obligations and no change in applicable law or the Bank’s charter, bylaws or other organizational documents or policies shall affect the CFO’s rights hereunder. The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.

9.	Miscellaneous

This Agreement shall (together with the attached indemnity provisions) be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Bank and Kinetic agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Bank or Kinetic hereunder. The Bank and Kinetic agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

KINETIC ADVISORS, LLC

By:      /s/ Sudhin Roy
Name: Sudhin Roy
Title: Senior Managing Director

Accepted and Agreed:

CORUS BANKSHARES, INC.

By: /s/ Randy Curtis
Name: Randy Curtis
Title: President and CEO

Accepted and Agreed:

CORUS BANK N.A.

By: /s/ Randy Curtis
Name: Randy Curtis
Title: President and CEO

INDEMNIFICATION AGREEMENT

This indemnity is made part of an agreement, dated June 15, 2009 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Kinetic Advisors LLC (“Kinetic “) and Corus Bankshares, Inc. and Corus Bank N.A. (collectively referred to as the “Bank”), for services to be rendered to the Bank by Kinetic.

A.
The Bank agrees to indemnify and hold harmless each of Kinetic, its affiliates (including Tatum LLC) and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel and others (including employees of Kinetic, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct. The Bank also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Bank for or in connection with the engagement of Kinetic, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct. The Bank further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified party from all liabilities arising out of such claim, action suit or proceeding.

B.
These indemnification provisions shall be in addition to any liability, which the Bank may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or Kinetic’s and its personnel’s role under the Agreement, Kinetic or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or Kinetic or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Bank will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.

C.
If any action, proceeding or investigation is commenced to which any Indemnified party proposes to demand indemnification hereunder, such Indemnified Party will notify the Bank with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Bank will not relieve the Bank from obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Bank shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefore, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Bank hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Bank, the Bank may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Bank, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Bank such counsel is unable to represent both the Indemnified Party and the Bank, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Bank shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Bank will be liable for any settlement of any claim against an Indemnified Party made with the Bank’s written consent, which consent shall not be unreasonably withheld.

D.
In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Bank, on the other hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E.
In the event the Bank and Kinetic seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which Kinetic would continue to be engaged by the Bank, the Bank shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys’ fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action, or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Bank will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys’ fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a postpetition claim.

F.
Neither termination of the Agreement nor termination of Kinetic’s engagement nor the filing of a petition under Chapter 7 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G.
The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Bank, any other agreements, any vote of stockholders or disinterested directors of the Bank, any applicable law or otherwise.

KINETIC ADVISORS LLC

By: /s/ Sudhin Roy
      Name: Sudhin Roy
      Title: Senior Managing Director

CORUS BANKSHARES, INC.

CORUS BANK N.A.
By:  /s/ Randy Curtis
By: /s/ Randy Curtis
Name: Randy Curtis
      Name: Randy Curtis
Title: President and CEO
      Title: President and CEO